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                                                               [LOGO OF PROSOFT]

                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: Laura Singleton
         Prosoft I-Net Solutions, Inc.
         714/953-1200 x375 or
         laurasi@prosofttraining.com
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                            PROSOFT CEO STEPS DOWN

                    Prosoft President to Assume Leadership

SANTA ANA, CALIF., JANUARY 9, 1998 -- Prosoft I-Net Solutions, Inc. (Nasdaq:POSO), a leading Internet/Intranet training company, announced today that founder and Chief Executive Officer, Keith Freadhoff, has stepped down and Prosoft's President and Chief Operating Officer, Jerrell M. Baird will assume Freadhoff's operating duties.

     "Having spent my entire professional career in the training and education market, I am proud of the accomplishments of Prosoft since its inception two years ago. Our team has worked hard to create an exciting company and establish a leadership position in the Internet training and curriculum markets. With experienced, seasoned and professional management firmly in place, now is the time for me to move on," said Freadhoff. Mr. Freadhoff plans to head up a new distance learning venture.

     "Keith Freadhoff's vision and energy allowed Prosoft to emerge as the leader in Internet training and curriculum," said Prosoft's Jerry Baird. "Keith worked very hard to build a nationwide network of training centers, create a world class curriculum library and assemble the industry's finest team of Internet technology instructors. Everyone at the company recognizes his immense contributions. We wish him well in his new endeavor."

                                    -MORE-

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Prosoft CEO Steps Down
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    Prosoft I-Net Solutions, Inc. is the only publicly traded company providing broad-based Internet/Intranet solutions training to individuals and corporations of all sizes. Prosoft assists its customers in unlocking the potential of Internet/Intranet technologies and offers more than 45 instructor-led Internet courses in its nationwide facilities and at customers' sites. All Prosoft classrooms equip each student with a computer and high speed access to the Internet. Courses cover solutions from Netscape, Microsoft, Sun Microsystems, and range from one-day end-user workshops to five-day boot camps for Internet engineers, web professionals and solution developers. Information on Prosoft and its courses can be obtained by accessing the Prosoft World Wide Web site at www.prosofttraining.com.
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